EXECUTION COPY
                                                   --------------



                   RECAPITALIZATION AGREEMENT



                           by and among



           THE SHAREHOLDERS LISTED ON SCHEDULE A HERETO,

                            as Sellers



                        J. CREW GROUP, INC.



                                and



                       TPG PARTNERS II, L.P.

                             as Buyer





                           July 22, 1997

                         TABLE OF CONTENTS

                               Page



SECTION 1.  DEFINITIONS...........................................1


SECTION 2.  PURCHASE AND REDEMPTION OF SHARES.....................8
      2.1.    Purchase and Redemption of Shares...................8
      2.2.    Closing.............................................8
      2.3.    Deliveries and Actions at the Closing...............9


SECTION 3.  REPRESENTATIONS AND WARRANTIES REGARDING
             SELLERS AND THE COMPANY.............................10
      3.1.    Organization and Good Standing of the
                Company..........................................10
      3.2.    Subsidiaries.......................................11
      3.3.    Capitalization; Title to Shares....................12
      3.4.    Authority, Approvals and Consents..................12
      3.5.    Financial Statements...............................13
      3.6.    Absence of Material Adverse Change;
                Conduct of Business..............................14
      3.7.    Taxes..............................................14
      3.8.    Legal Matters......................................15
      3.9.    Real Property......................................15
      3.10.   Contracts..........................................17
      3.11.   Employee Benefit Plans.............................17
      3.12.   Intellectual Property..............................18
      3.13.   Brokers............................................18
      3.14.   Environmental Matters..............................19
      3.15.   Transactions with Insiders.........................19
      3.16.   Insurance..........................................20
      3.17.   Certain Additional Items...........................20
      3.18.   No Other Representations or Warranties.............21


SECTION 4.  REPRESENTATIONS AND WARRANTIES REGARDING
             BUYER...............................................21
      4.1.    Organization of Buyer..............................21
      4.2.    Power; Authorization; Consents.....................22
      4.3.    Brokers............................................22
      4.4.    Investment Intent of Buyer.........................23
      4.5.    Financial Matters..................................23
      4.6.    No Reliance........................................23


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SECTION 5.  COVENANTS............................................24
      5.1.    Access; Confidentiality............................24
      5.2.    Announcements......................................24
      5.3.    New Financing......................................25
      5.4.    Recapitalization...................................25
      5.5.    Consents; Cooperation..............................26
      5.6.    Additional Agreement...............................26
      5.7.    Notification of Certain Matters....................27
      5.8.    Hart-Scott-Rodino..................................27
      5.9.    Further Assurances.................................27
      5.10.   Retention of Books and Records.....................27
      5.11.   Personnel..........................................28
      5.12.   Conduct of Business Prior to the Closing...........28
      5.13.   Sellers' Rights with Respect to Resales............30
      5.14.   Transfer Taxes.....................................32
      5.15.   Landlord Consents..................................32
      5.16.   Retention of Shares................................32
      5.17.   Termination of Existing Shareholder
                Agreement........................................32
      5.18.   Indemnification....................................33


SECTION 6.  CONDITIONS TO THE OBLIGATIONS OF BUYER...............33
      6.1.    Representations and Warranties;
                Covenants........................................33
      6.2.    Hart-Scott-Rodino..................................34
      6.3.    Opinion of Sellers' Counsel........................34
      6.4.    Absence of Injunction..............................34
      6.5.    Directors..........................................34
      6.6.    Certificates.......................................34
      6.7.    Shareholder Approval...............................35


SECTION 7.  CONDITIONS TO THE OBLIGATIONS OF SELLERS.............35
      7.1.    Representations and Warranties;
                Covenants........................................35
      7.2.    Hart-Scott-Rodino..................................35
      7.3.    Opinion of Buyer's Counsel.........................35
      7.4.    Absence of Injunction..............................36
      7.5.    Certificates.......................................36
      7.6.    Employment/Consulting Agreement....................36


SECTION 8.  TERMINATION..........................................36
      8.1.    Termination........................................36
      8.2.    Effect of Termination..............................37


SECTION 9.  SURVIVAL AND INDEMNIFICATION.........................37
      9.1.    Survival...........................................37


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      9.2.    Sellers' Indemnification...........................37
      9.3.    Buyer's Indemnification............................40
      9.4.    Claims by Third Parties............................41
      9.5.    Tax Claims of the Buyer............................43


SECTION 10. MISCELLANEOUS........................................44
      10.1.   Headings...........................................44
      10.2.   Notices............................................44
      10.3.   Assignment.........................................45
      10.4.   Entire Agreement...................................46
      10.5.   Amendment; Waiver..................................46
      10.6.   Counterparts.......................................46
      10.7.   Governing Law......................................46
      10.8.   Severability.......................................46
      10.9.   Consent to Jurisdiction............................47
      10.10.  Third Person Beneficiaries.........................47
      10.11.  Representations and Warranties;
                Disclosure Schedule..............................47
      10.12.  United States Dollars..............................48
      10.13.  Expenses...........................................48
      10.14.  Liquidated Damages.................................48


Schedule A      Shareholders
----------
Schedule B      Seller Addresses
----------

Exhibit A       Fees, Costs and Expenses
----------
Exhibit B       Sellers Retained Shares
----------
Exhibit C       Employment/Consulting Agreement
----------


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


                    RECAPITALIZATION AGREEMENT
                    --------------------------

           THIS AGREEMENT dated as of this 22nd day of July, 1997, by and among J. Crew Group, Inc., a New York corporation
(the "Company"), the holders of shares of Common Stock listed on Schedule A hereto (each a "Seller," and collectively, the "Sellers"), and TPG Partners II, L.P., a Delaware limited partnership ("Buyer").

           The parties hereto desire to effect a series of transactions pursuant to which, among other things, the Buyer will acquire from the Company equity securities of the Company, which securities will represent all of the economic value and voting power of the Company other than the Retained Shares (as defined below), and Sellers will sell to the Company all of their current equity ownership of the Company other than the Retained Shares.

           Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS
             -----------

           In this Agreement (including the recitals), except as expressly provided or as the context otherwise requires:

           "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

           "Agreement" means this agreement including all recitals, exhibits and the Disclosure Schedule relating hereto.

           "Amended Charter" shall have the meaning given such term in Section 5.4 hereof.

           "Business Day" means any day which is not a Saturday, Sunday or any other day on which banks in the State of New York are authorized or required by law to close.

"Closing" means the closing of the purchase and sale of the Recapitalization Shares and the Redeemed Shares pursuant to this Agreement.

           "Closing Date" means the date on which the Closing occurs as determined by Section 2.2 of this Agreement.

           "Closing Deadline" shall have the meaning given such term in Section 2.2 hereof.

           "Closing Deliveries" means the deliveries specified by
Section 2.3 of this Agreement.

           "Closing Payments" means (a) the aggregate principal amount of indebtedness outstanding under the Senior Notes, the IRB Debt and the Revolving Facility on the Closing Date, (b) the aggregate amount of accrued and unpaid interest and any premium due on such indebtedness as of the Closing, (c) any unpaid fees or expenses due on such indebtedness as of the Closing, (d) the redemption price for all of the Preferred Shares as specified in the Company's Certificate of Incorporation as in effect on the date hereof, and, without duplication, (e) the aggregate amount of fees, costs and expenses set forth on Exhibit A hereto.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Common Shares" means all shares of Common Stock issued and outstanding on the date hereof.

           "Common Stock" means the common stock, par value $1.00 per share, of the Company.

           "Company Agreement" means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment, arrangement or understanding of any kind, to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary or any of their respective property may be bound or affected.

           "Confidentiality Agreement" means the Confidentiality
Agreement between Buyer and the Company dated April 26, 1996.

           "Debt" shall mean any liability in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations under interest rate agreements and currency agreements and (iv) guarantees of any of the foregoing, provided that Debt shall not include any New Financing.

           "Disclosure Schedule" means the disclosure schedule relating to this Agreement.

           "8% Preferred Shares" means all issued and outstanding shares of 8% Cumulative Preferred Stock, par value $100 per share, of the Company.

           "Employee Benefit Plan" shall have the meaning given such term in Section 3.11 hereof.

           "Employment/Consulting Agreement" shall have the meaning given such term in Section 7.6 hereof.

           "Environmental Law" means any and all federal, state or local laws, ordinances or regulations relating to pollution, the protection of the environment and the discharge or release of materials into the environment.

           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

           "Financial Statements" means the audited consolidated balance sheets of the Company for the years ended February 3, 1995, February 2, 1996 and January 31, 1997, and the related statements of income, stockholders equity and cash flow for the periods then ended and the notes thereto accompanied by the report thereon of Deloitte & Touche LLP.

           "GAAP" shall mean United States generally accepted accounting principles.

           "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste or byproduct which is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law and includes, without limitation, asbestos, PCBs and petroleum (including crude oil or any fraction thereof).

           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.


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           "Indemnitee" shall mean the Buyer, Sellers or Company upon receipt by the Buyer, Sellers or Company of a Third Party Claim.

           "Indemnitor" shall mean any of the Buyer, Sellers or Company upon receipt by the Buyer, Sellers or Company of a claim for indemnification from the Indemnitee pursuant to a Third Party
Claim.

           "Insider" shall have the meaning given such term in
Section 3.15 hereof.

           "Intellectual Property" means all of the following:
(i) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how and processes; (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works; and (v) domain names.

           "IRB Debt" means the aggregate principal amount outstanding under the Deed of Assumption, dated as of December 1, 1985, between the Industrial Development Authority of the City of Lynchburg, Virginia and the Company.

           "Knowledge of Sellers", or words of similar import, means the actual knowledge of Arthur Cinader, Emily Woods and/or
Michael McHugh.

           "Leased Property" shall have the meaning given such term in Section 3.9 hereof.

           "Legal Requirements" means all statutes, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of governmental, administrative or judicial entities that are material and applicable to the Company and any of its property.

           "Lien" means any encumbrance, mortgage, charge, right or other security interest.

           "Losses" means, in respect of Buyer or Sellers, any and all losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation, fees and disbursements of counsel, but excluding compensation paid to employees of Buyer or Sellers or their respective Affiliates, as the case may be, in connection with such defense), Liens or other obligations of any nature whatsoever.

           "Material Adverse Effect" means any material adverse effect on the business, operations, assets, financial condition, properties or results of operations of the Company and its Subsidiaries, taken as a whole.

           "Material Agreement" means each Company Agreement that is material to the business, operations, assets, financial condition or properties of the Company and its Subsidiaries, taken as a whole, including, without regard to materiality, each of the following Company Agreements:

                (a) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to borrowing of money by the Company or a Subsidiary in excess of $100,000;

                (b) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation for borrowed money, excluding endorsements made for collection in the ordinary course of business in excess of $100,000;

                (c) any obligation to sell or to register the sale of any of the Common Shares or Preferred Shares or other securities of the Company or a Subsidiary;

                (d) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business of other persons;

                (e) any collective bargaining agreement with any labor union;

                (f) any lease or similar arrangement for the use of personal property involving payments by the Company or a Subsidiary in excess of $100,000 per annum;

                (g) any Company Agreement to which any Insider is a party;

                (h) any Company Agreement providing for aggregate payments in excess of $100,000 per annum after the Closing that is not terminable by the Company or a Subsidiary on less than 180 days' notice without penalty;

                (i) any Company Agreement containing non-competition covenants binding on the Company or a Subsidiary;

                (j) any partnership, joint venture or similar agreement to which the Company or a Subsidiary is a party;
      and

                (k) any employment contracts, arrangements, commitments or understandings of any kind with any officer, director, employee or consultant of the Company or a Subsidiary which may not be terminated by the Company or a Subsidiary without penalty upon not more than 90 days' notice, pursuant to which payments may be required to be made following the Closing.

           "New Financing" shall have the meaning given such term in Section 5.3 hereof.

           "Owned Property" shall have the meaning given such term in Section 3.9 hereof.

           "Person" means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, limited liability company, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

           "Preferred Shares" means the 6% Preferred Shares and the 8% Preferred Shares.

           "Property Leases" shall have the meaning given such term in Section 3.9 hereof.

           "Real Property" shall mean the Owned Property and the Leased Property.

           "Recapitalization Purchase Price" shall have the meaning given such term in Section 2.1 hereof.

           "Recapitalization Shares" shall have the meaning given such term in Section 2.1 hereof.

           "Redeemed Shares" shall mean all of the Common Shares except the Retained Shares.

           "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the outdoor environment.

           "Retained Shares" shall mean the Common Shares retained by the Sellers pursuant to Section 5.16 hereof.

           "Revolving Facility" means the $200,000,000 Credit Agreement, dated as of April 18, 1997, among the Company, as borrower, the Banks listed therein, the Issuing Banks listed therein, and Morgan Guaranty Trust Company of New York, as agent.

           "Sellers Redemption Price" shall mean $347,770,000 less the sum of (i) the value of the Retained Shares as set forth in Section 5.16 of this Agreement and (ii) $1,184,400, representing the amount necessary to redeem the Preferred Shares pursuant to Section 2.3(a).

           "Senior Notes" means the Company's 8.10% Senior Notes due 2004.

           "6% Preferred Shares" means all issued and outstanding shares of 6% Noncumulative Preferred Stock, par value $100 per share, of the Company.

           "Subsidiaries" or "Subsidiary" shall mean any corporation of which the Company, directly or indirectly, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors of such corporation, including, but not limited to, those corporations listed in Section 3.2 of the Disclosure Schedule.

           "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, and unemployment taxes, imposed by any federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalties and expenses relating to such taxes, charges, fees, levies or other assessments.

           "Tax Returns" means all federal, state and local Tax returns, reports and declarations which are due and required to be filed by any applicable Tax law.

           "Third Party Claim" shall have the meaning given such term in Section 9.4.

SECTION 2.  PURCHASE AND REDEMPTION OF SHARES
            ---------------------------------

           2.1. Purchase and Redemption of Shares. Upon and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Company, and the Company agrees to sell to the Buyer 48,400 shares of Common Stock, which immediately following the Closing will constitute eighty-eight percent (88%) of all of the outstanding common equity securities of the Company and all of the then outstanding common equity securities of the Company other than the Retained Shares (the "Recapitalization Shares").
The aggregate purchase price payable for the Recapitalization
Shares by the Buyer (the "Recapitalization Purchase Price") shall be the amount equal to $549,600,000, less (i) the amount of proceeds from the New Financing which the Company actually receives and (ii) the value of the Retained Shares as set forth in Section 5.16 of this Agreement. Buyer shall provide, or shall cause one or more other Persons to provide, to the Company the New Financing. Under no circumstances shall the failure of the Company or the Buyer to obtain the New Financing relieve the Buyer of its obligation to purchase the Recapitalization Shares for the Recapitalization Purchase Price at the Closing. The Buyer shall pay the Recapitalization Purchase Price in cash, by wire transfer of immediately available funds to the account of the Company as designated by the Company. Simultaneously with the purchase of the Recapitalization Shares by the Buyer, the Company shall redeem from the Sellers all of the Redeemed Shares for the Sellers Redemption Price. The Sellers Redemption Price shall be allocated among the Redeemed Shares in the manner set forth on Schedule A hereto.

           2.2.  Closing.

           (a) Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 of this Agreement (other than those requiring Closing Deliveries), the Closing will take place at the offices of Willkie Farr & Gallagher, at 10:00 A.M. on a date to be mutually agreed upon by the Sellers and Buyer (the "Closing Date"), which date shall not be more than 90 days from and after the date hereof (the "Closing Deadline"), or at such other time and place as the parties may agree. Buyer shall use its best efforts to cause the Closing Date to occur not more than 60 days from and after of the date hereof.

           (b) If the Closing occurs at or before 12:00 noon New York time on the Closing Date, the Closing will be effective as of the start of business on the Closing Date;
otherwise, the Closing will be effective as of the start of business on the day following the Closing Date.

           (c) Two business days prior to the Closing
Date, the Company shall deliver to Buyer a certificate of the Chief Financial Officer of the Company, reflecting the best available estimates of the Company of the amounts, as of the date thereof, of the fees, costs and expenses set forth on Exhibit A of this Agreement. To the extent that the amounts set forth in such certificate, in the aggregate, exceed the aggregate of the corresponding amounts set forth on Exhibit A of this Agreement by at least $100,000, the Sellers Redemption Price payable to the Sellers at the Closing shall be reduced by the amount by which such excess exceeds $100,000 (which reduction shall be allocated to the Sellers in proportion to the amounts set forth opposite their names on Schedule A hereto).

           2.3.  Deliveries and Actions at the Closing.
Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 hereof, at and in connection with the
Closing:

                (a)  the Company shall redeem the
      Preferred Shares at the per share redemption price set forth in the Company's Certificate of Incorporation as in effect on the date hereof;

                (b) the Company shall file the Amended Charter as provided in Section 5.4 hereof;

                (c)  the Company shall borrow funds under the New
      Financing;

                (d)  the Company shall deliver to the
Buyer:

                          (i)  certificates representing the
           Recapitalization Shares; and

                          (ii)  all opinions, certificates and
           other instruments or documents contemplated under

           Section 6 to be delivered by the Company at or prior to the Closing;

                (e)  the Sellers shall deliver to the
      Company or the Buyer, as the case may be, all opinions, certificates and other instruments or documents contemplated under Section 6 to be delivered by the Sellers at or prior to the Closing;

                (f)  the Sellers shall deliver to the
      Company certificates representing the Redeemed Shares duly endorsed for transfer;

                (g)  the Buyer shall deliver to the
      Company the Recapitalization Purchase Price in immediately available federal funds by wire transfer to the bank account or accounts designated by the Company prior to the Closing;

                (h)  the Company shall (i) deliver to the
      Sellers the Sellers Redemption Price in immediately available federal funds by wire transfer to the bank account or accounts designated by the Sellers prior to the Closing and (ii) pay, or make arrangements to pay, the Closing Payments; and

                (i)  the Buyer shall deliver to the
      Company and the Sellers all opinions, certificates and other instruments and documents contemplated under Section
      7 to be delivered by the Buyer at or prior to the Closing.

SECTION  3.1.  REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND
               THE COMPANY
               -----------
           Except as disclosed in this Agreement, Sellers hereby represent and warrant to Buyer as follows:

           3.1.  Organization and Good Standing of the
Company. The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. The Company is registered to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it makes qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse

Effect. Sellers have made available to Buyer true and complete copies of the Certificate of Incorporation and all amendments thereto of the Company and each Subsidiary to the date hereof and the By-Laws of the Company and each Subsidiary as in effect on the date hereof. The minute and stock transfer books of the Company have been made available to Buyer and the originals thereof will be delivered to Buyer at Closing.

           3.2.  Subsidiaries. Except as set forth in
Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any debt, shares or other equity interest or securities in any corporation, partnership, joint venture or other Person, and has no agreement or commitment to purchase any such interest. Except as set forth in Section 3.2 of the Disclosure Schedule, each Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted, except where the failure to be in good standing would not have a Material Adverse Effect. Except as set forth in
Section 3.2 of the Disclosure Schedule, each Subsidiary is registered to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by such Subsidiary makes qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and non-assessable and none of the Subsidiaries owns or controls, directly or indirectly, any other equity interest in any corporation, partnership, joint venture, limited liability company, trust, firm or other entity. Except as set forth in Section 3.2 of the Disclosure Schedule, the Company owns, directly or through a Subsidiary, 100% of the outstanding capital stock of each Subsidiary and there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which the Company or the Sellers is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Subsidiaries or any securities convertible into, or other rights to acquire, any shares of capital stock of the Subsidiaries, (ii) obligates the Company or the Sellers to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.

           3.3.  Capitalization; Title to Shares. The
authorized capital stock of the Company consists of (i) 1,000,000 shares of Common Stock of which 227,988 shares are issued and outstanding, (ii) 20,000 shares of 6% Preferred Shares of which 9,339 shares are issued and outstanding and (iii) 10,000 shares of 8% Preferred Shares of which 2,505 shares are issued and outstanding. All of the Common Shares have been validly authorized and issued, and are fully paid and nonassessable.
Section 3.3 of the Disclosure Schedule sets forth the record and beneficial owners of all of the Common Shares and Preferred Shares. Except as contemplated by this Agreement, or as set forth in Section 3.3 of the Disclosure Schedule, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which any of the Sellers or the Company is a party, that directly or indirectly
(i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates Sellers or the Company to grant, offer or enter into any of the foregoing or
(iii) relates to the voting or control of such capital stock, securities or rights. Except as set forth in Section 3.3 of the Disclosure Schedule, Sellers have good and marketable title to the Common Shares, free and clear of any Liens.

           3.4.  Authority, Approvals and Consents. The
Company has the corporate power and authority to execute, deliver and perform this Agreement and, subject to the requisite approval of the filing of the Amended Charter by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of the Company and, except for the requisite approval of the filing of the Amended Charter by the shareholders of the Company, no other proceedings on the part of the Company are necessary to authorize and approve this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding bligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. This Agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. Except as otherwise set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the Sellers and the consummation of the transactions contemplated hereby do not and will not:

           (a) contravene any provisions of the Certificate of Incorporation or By-Laws of the Company;

           (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of prepayment under or termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which Sellers or the Company is a party or to which Sellers or any of Company's or any Subsidiary's property is subject which is likely to have a Material Adverse Effect;

           (c)  violate or conflict with any Legal
      Requirements applicable to Sellers, the Company or any Subsidiary, except where such violation or conflict would not have a Material Adverse Effect; or

           (d)  except for filings under the HSR Act,
      require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority which if not obtained or made is likely to have a Material Adverse Effect.

           3.5.  Financial Statements. The Financial
Statements attached hereto as Section 3.5 of the Disclosure Schedule have been prepared in accordance with the books and records of the Company and its Subsidiaries and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates indicated and the results of operations of the business of the Company and its Subsidiaries for the periods indicated, in conformity with GAAP applied on a consistent basis.

           3.6.  Absence of Material Adverse Change;
Conduct of Business. Except as set forth in Section 3.6 of the Disclosure Schedule or reflected in the most recent Financial Statements of the Company, since the date of the most recent Financial Statements, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and the Company and its Subsidiaries have not: (i) experienced or suffered any change, occurrence or event that has had a Material Adverse Effect; (ii) sold or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, other than sales of inventory in the ordinary course of business; (iii) waived, released or canceled any rights or indebtedness owing to the Company or any Subsidiary that are material to the Company and its Subsidiaries, taken as a whole, or prepaid any interest on any Debt; (iv) made any material changes in its accounting systems, policies, principles or practices; (v) acquired or leased any assets material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business; or (vi) taken any of the actions addressed by Section 5.12(h) of this Agreement.

           3.7. Taxes. Except as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by any of them, and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all material Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax Returns is true, complete and accurate, except where a failure to be so would not have a Material Adverse Effect. Except as set forth in Section 3.7 of the Disclosure Schedule: (A) the income Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period of assessment of the Taxes in respect of which such returns were required to be filed has expired; (B) neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge; (C) no material deficiencies for any Tax have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, or for which adequate reserves have not been set aside for the payment thereof; and (D) no requests for waivers of the time to assess any such Tax are pending.

           3.8.  Legal Matters. Except as set forth in
Section 3.8 of the Disclosure Schedule, (i) there is no claim, action, suit, litigation, formal investigation or proceeding pending against, or, to the Knowledge of Sellers, threatened in writing against, the Company or any Subsidiary before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity which is likely to have a Material Adverse Effect and (ii) neither the Company nor any Subsidiary is subject to any judgment, decree, writ, injunction or order of any governmental, administrative or judicial authority which is likely to have a Material Adverse Effect. The business of the Company is being conducted in compliance with all Legal Requirements, except where the failure to comply would not have a Material Adverse Effect. Except as set forth in Section
3.8 of the Disclosure Schedule, as of the date of this Agreement, the Company has not received any written notice asserting any noncompliance with any Legal Requirement, except for such failures as would not have a Material Adverse Effect.

           3.9.  Real Property.

           (a)  Set forth in Section 3.9 of the Disclosure
      Schedule are (i) a complete list of all real property (the "Owned Property") owned by the Company or a Subsidiary of the Company that is material to the Company and its Subsidiaries considered as a whole; (ii) a complete list of all real property (the "Leased Property") with respect to which the Company or any Subsidiaries are parties to a lease, sublease, license or other occupancy agreement, together with a list of each lease, sublease, license or other agreement or understanding pursuant to which any party other than the Company or a Subsidiary occupies such Leased Property; and (iii) a complete list of each lease, sublease, license or other agreement or understanding, oral or written, pursuant to which any party other than the Company or a Subsidiary occupies all or any part of the Owned Property or the Leased Property. (The Owned Property and the Leased Property are sometimes collectively referred to as the "Real Property.") True and complete copies of all leases, subleases, licenses and other documents, instruments, agreements and understandings to which the Company or a Subsidiary is a party, whether as lessee, lessor, sublessee, sublessor, licensee or licensor, pertaining to the current or future occupancy of any Real Property or any current or future right to occupy any Real Property, together with all material amendments, modifications and supplements thereto (collectively, the "Property Leases") have been made available to the Buyer.

           (b)  With respect to the Property Leases, no
      breach or event of default on the part of any party thereto and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default, has occurred and is continuing, except where such breach or event of default would not have a Material Adverse Effect. All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Lease, except where a failure to make such payments would not have a Material Adverse Effect. Except as set forth in Section 3.9 of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any party to, and will not constitute an event of default under or permit any party to terminate or change the existing terms of, any Property Lease except where the failure to obtain such consent or where such default, termination or change would not have a Material Adverse Effect.

           (c)  The Company and, as applicable, each
      Subsidiary, has good and marketable title in fee simple to the Owned Property, good and marketable leasehold title to the Leased Property, and good and marketable title to all plants, buildings, fixtures and improvements located on the Real Property, in each case free and clear of any mortgages, deeds of trust, liens, security interests, judgments, options, rights, claims, charges, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions, restrictions and other imperfections of title (collectively, "Impairments"), except for those Impairment that are set forth in Section 3.9 of the Disclosure Schedule, or except where such Impairments would not have a Material Adverse Effect.

           (d) To the Knowledge of the Sellers, there is no Impairment encumbering the title of the lessor to any Leased

      Property or the plants, buildings, fixtures and improvements thereon, except for those Impairments that are set forth in Section 3.9 of the Disclosure Schedule, or except where such Impairments would not have a Material
      Adverse Effect.

           3.10. Contracts. Sellers have made available to Buyer for inspection true and complete copies of all Material Agreements. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor, to the Knowledge of Sellers, any other party to any of the Material Agreements, is in breach of or default under any Material Agreement, except for breaches or defaults which are not likely to have a Material Adverse Effect.

           3.11.  Employee Benefit Plans. Section 3.11 of
the Disclosure Schedule sets forth all pension plans, profit-sharing plans or other employee pension benefit plans and all bonus, severance, incentive, savings, insurance, welfare or other employee benefit plans (including without limitation any such plan within the meaning of Section 3(2) or 3(3) of ERISA) maintained by the Company or a Subsidiary, in which any employee of the Company or a Subsidiary participates ("Employee Benefit Plans"). Except as set forth in Section 3.11 of the Disclosure
Schedule:

           (a) Neither the Company nor any Subsidiary is required to make contributions to any multi-employer plan (within the meaning of Section 3(37) of ERISA), and no employee of the Company or a Subsidiary participates in any multi-employer plan;

           (b) With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under Code Section 414, no event has occurred during the period when such entity was under common control with the Company and no condition exists that after the Closing could reasonably be expected to subject the Company or any Subsidiary, directly or indirectly, to any liability including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA that is likely to have a Material Adverse Effect;

           (c)  All benefits due under each Employee
Benefit Plan have been paid and there is no lawsuit or claim that is likely to have a Material Adverse Effect, other than routine claims for benefits, pending, or to the Knowledge of Sellers threatened, against any Employee Benefit Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan;

           (d)  No audit or investigation by any
governmental authority is pending, or to the Knowledge of Sellers threatened, regarding any Employee Benefit Plan, and, to the Knowledge of Sellers, no party dealing with any Employee Benefit Plan has engaged in any prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty that is likely to have a Material Adverse Effect; and

           (e) The Company is not obligated to make any payments in connection with the transactions contemplated by this Agreement pursuant to any severance, change of control or "golden parachute" arrangements with any Insider or employee of the Company.

           3.12.  Intellectual Property.  Except as set forth in
Section 3.12 of the Disclosure Schedule:

           (a) The Company either owns, or has by license or otherwise the right to use, all Intellectual Property owned by the Company or used in the business of the Company; and

           (b) To the Knowledge of Sellers, the conduct by the Company or any Subsidiary of its business does not infringe in any material respect on any valid Intellectual
      Property rights of any other Person.

           3.13.  Brokers. Except for fees and expenses
payable by the Company to Goldman, Sachs & Co. listed on Exhibit A hereto, which is acting for the Company, none of the Sellers nor the Company has incurred or will incur any broker's, finder's or similar fee, commission or expense, in each case in connection with the transactions contemplated by this Agreement.

           3.14. Environmental Matters. Except as set forth in Section 3.14 to the Disclosure Schedule or otherwise disclosed in environmental reports provided to or prepared by or on behalf of Buyer, to the Knowledge of Sellers:

           (a) the Company's and its Subsidiaries' real property complies with applicable Environmental Laws, except for failures to comply that in the aggregate have not had and would not be expected to have a Material Adverse Effect;

           (b)  the Company and the Subsidiaries have
      obtained all environmental consents, approvals, licenses and permits required for its operations by any applicable Environmental Law except for failures to obtain that in the aggregate have not had and would not be expected to have a Material Adverse Effect; and

           (c) except as is not likely to have a Material Adverse Effect, neither Sellers nor any other Person (including the Company or any Subsidiary) has caused any Release, threatened Release or disposal of any Hazardous Material at or from the Company's or any Subsidiary's real property and none of such real property is adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any adjoining property.

           3.15.  Transactions with Insiders. Set forth in
Section 3.15 to the Disclosure Schedule is a true and complete list of the following agreements and transactions: (i) all Company Agreements to which any Insider or, to the Knowledge of Sellers, any Affiliate of the Company is a party and (ii) a true and complete description of all transactions between the Company, a Subsidiary or any Employee Benefit Plan, on the one hand, and any Insider or, to the Knowledge of Sellers, any Affiliate of the Company, on the other hand, other than benefits provided under any Employee Benefit Plan in the ordinary course of business. For purposes of this Agreement the term "Insider" means any shareholder, director or officer of the Company or a Subsidiary.

           3.16.  Set forth in Section 3.16 of the
Disclosure Schedule is a complete and correct schedule of all currently effective material insurance policies or binders of insurance or programs of self-insurance which relate to the business of the Company and its Subsidiaries. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase of premium for, any such policy or binder has been received by the Company or any Subsidiary, except such notices, disallowances or increases which are not likely to have a Material Adverse Effect.

           3.17. Certain Additional Items . The aggregate principal amount outstanding under the Senior Notes is $85,000,000 and the aggregate amount of accrued but unpaid interest and prepayment premium on the Senior Notes is $5,490,500, in each case as of the date hereof. The aggregate principal amount outstanding under the IRB Debt is $1,974,000 and the aggregate amount of accrued but unpaid interest on the IRB Debt is $6,000, in each case as of the date hereof. The aggregate principal amount outstanding under the Revolving Facility is $81,500,000 and the aggregate amount of accrued but unpaid interest on the Revolving Facility is $342,000, in each case as of the date hereof. As of the date hereof, there are no unpaid fees or expenses due in respect of the Senior Notes, the IRB Debt or the Revolving Facility. Neither the Company nor any Subsidiary has any capitalized lease obligations on the date hereof. The number of Preferred Shares is as set forth in Section 3.3, the redemption price per Preferred Share is $100.00 and no dividends on the Preferred Shares have been paid since January 31, 1997 nor declared which have not been paid as of the date hereof. Exhibit A hereto sets forth all fees, costs, expenses and payments to be incurred by the Company specifically in connection with this Agreement and the consummation of the transactions contemplated hereby (except for the other Closing Payments, any fees, costs, expenses and payments incurred or accrued in connection with
Section 5.14 and obtaining any consents under the leases or other agreements relating to Leased Properties identified in Section
3.4 of the Disclosure Schedule, and any fees, costs, expenses and payments to be incurred by Buyer in connection with its obligations hereunder, in each case other than the fees and expenses of legal counsel to the Company). It is understood and agreed that, notwithstanding anything contained in this Agreement to the contrary, (i) all fees, costs, expenses and payments referred to in the preceding sentence, (ii) any prepayment premium payable on the Senior Notes in excess of $4,000,000, and
(iii) solely for purposes of this Agreement, any amounts payable to Matt Rubel pursuant to the letter agreement, dated January 29, 1997, by and between the Company and Mr. Rubel in excess of $300,000, shall not be the responsibility and obligation of the Sellers.

           3.18.  No Other Representations or Warranties.
Except for the representations and warranties contained in this Section

3, Sellers make no representation or warranty, express or implied, written or oral, and Sellers hereby disclaim any such representation or warranty (including without limitation any warranty of merchantability or of fitness for a particular purpose), whether by Sellers or the Company or any of their officers, directors, employees, agents or representatives or any other Person, with respect to the Company or the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, any Affiliate of Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Sellers or the Company or any of their Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

SECTION 4.   REPRESENTATIONS AND WARRANTIES REGARDING BUYER
             ----------------------------------------------

           Except as disclosed in this Agreement, Buyer represents and warrants to the Sellers as follows:

           4.1.  Organization of Buyer. Buyer is duly
organized and is validly existing as a limited partnership in good standing under the laws of Delaware, and has the requisite power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. Buyer is registered to do business in all jurisdictions where it is required to be qualified as a foreign entity except where the failure to be so qualified would not impair Buyer's ability to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby or have a Material Adverse Effect.

           4.2. Power; Authorization; Consents. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the general partner of the Buyer, and no other proceedings on the part of Buyer are necessary to authorize and approve this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes and will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. Except as disclosed in Section 4.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not:

           (a) contravene any provisions of the Certificate of Limited Partnership or the Agreement of Limited Partnership of Buyer;

           (b)  (after notice or lapse of time or both)
      conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any material contract, agreement, commitment, understanding or arrangement of any kind to which Buyer is a party;

           (c)  violate or conflict with any material Legal
      Requirement applicable to Buyer or any of its business or property; or

           (d)  except for filings under the HSR Act,
      require any material authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

           4.3.  Brokers. Except as disclosed in Section
4.3 of the Disclosure Schedule, Buyer has not employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement except for such fees, commissions or expenses which will be borne by the Buyer.

           4.4.  Investment Intent of Buyer. Buyer is
receiving the Recapitalization Shares delivered pursuant to this Agreement for investment purposes for its own account, and not with the view to or in connection with any distribution thereof. Buyer understands that the Recapitalization Shares may not be sold, assigned, offered for sale, pledged or otherwise transferred unless such transaction is registered under the Securities Act of 1933, as amended, and applicable state securities laws, or exemptions from such registration requirements are available or such requirements are not applicable.

           4.5.  Financial Matters. Buyer has sufficient
funds available to it to meet its obligations to pay the Recapitalization Purchase Price on Closing and all of the fees, costs and expenses related thereto.

           4.6. No Reliance. Buyer has conducted its own investigation and examination of the Company and its assets, liabilities (actual, accrued and contingent), condition (financial and otherwise), businesses, operations, affairs and prospects based primarily upon its own knowledge and experience and upon information and data provided by management of the Company, and Buyer has such knowledge and experience, and has consulted with such legal, financial and other professional advisers to review such information and data, in order to enable Buyer, based upon such information and data and upon Buyer's own knowledge and experience and such professional advice, as has been necessary to evaluate the merits and risks associated with the purchase of the Recapitalization Shares and the completion of the transactions contemplated hereby. Buyer and its respective officers, employees and representatives have been given such access to the offices, properties, personnel, businesses, contracts, books and records of the Company, and have been furnished with all such information and data, as they have considered sufficient to enable Buyer pursuant to this Agreement, to purchase the Recapitalization Shares pursuant to this Agreement and to complete the transactions contemplated hereby without relying in any respect upon any representation or warranty, whether written or oral, express or implied, of the Sellers, the Company or any Affiliate thereof or any of their respective directors, officers, employees, representatives and controlling persons (except only for the representations and warranties of the Sellers contained in Section 3 of this Agreement).

SECTION  5.  COVENANTS
             ---------

           5.1. Access; Confidentiality. Between the date hereof and the Closing, Sellers will cause the Company and its Subsidiaries, during normal business hours and upon reasonable notice to the Company, to (i) provide to Buyer and its representatives full access to the premises, property, files, books, records, documents, and other information of or concerning the Company and its Subsidiaries; (ii) furnish to Buyer and its representatives financial, technical and operating data and other information pertaining to the business and property of the Company and its Subsidiaries; (iii) make available for inspection and copying by Buyer and its representatives copies of any documents relating to the foregoing; (iv) permit Buyer and its representatives to conduct reasonable interviews of the employees, sales representatives and auditors of the Company and its Subsidiaries; and (v) make the officers of the Company and the Subsidiaries reasonably available to cooperate with the Buyer in obtaining financing for the transactions contemplated hereby; provided, however, that (x) any such investigation will be conducted in such a manner so (A) as to preserve the confidentiality of the transactions contemplated hereby and (B) as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries and (y) Sellers may limit such access described in clauses (i) through (v) above to the extent such access could in the opinion of Sellers' counsel, violate or give rise to liability under applicable law. During the period from the date hereof to the Closing, all information provided to Buyer or its representatives by or on behalf of Sellers or the Company, or their representatives (whether pursuant to this Section 5.1 or otherwise) will be governed and protected by the Confidentiality Agreement.

           5.2.  Announcements. Prior to the Closing, no
party hereto will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement to its customers with respect to the transactions contemplated hereby without the prior consent of the other, except as may be required by law.

           5.3.  New Financing. Buyer shall provide, or
shall cause one or more Persons to provide, to the Company financing arrangements (the "New Financing") in an amount not less than $474,600,000, the proceeds of which shall be used, inter alia, to discharge Debt, to redeem the Preferred Shares, to pay costs and expenses incurred by Buyer and the Company in connection with the transactions contemplated hereby and the other Closing Payments, to provide working capital to the Company and the Subsidiaries, and to fund a portion of the Sellers Redemption Price. To the extent Buyer is unable to obtain from third parties the full amount of the New Financing, Buyer shall provide the balance of the New Financing. Any amounts provided by Buyer pursuant to the preceding sentence shall constitute New Financing for purposes of this Agreement. The failure of the Company to obtain the New Financing shall not relieve Buyer of its obligations to purchase the Recapitalization Shares for the Recapitalization Purchase Price at the Closing. Neither the Company nor the Sellers shall be required to pay any fees or other costs with respect to the New Financing under any circumstances and any agreements or understandings which the Company may make prior to the Closing relating to the New Financing shall be conditioned upon the occurrence of the Closing; provided, that the Company may pay any fees or other costs with respect to the New Financing following the Closing. The Company shall use all reasonable efforts to assist Buyer in obtaining the New Financing, including without limitation, by making available its senior officers to participate in investor presentations and similar functions.

           5.4.  Recapitalization. The Recapitalization
Shares to be acquired by Buyer at the Closing shall consist of 48,400 shares of Common Stock, which immediately following the Closing will constitute eighty-eight percent (88%) of all of the outstanding equity securities of the Company and all of the then outstanding equity securities of the Company other than the Retained Shares. The Company and the Sellers agree to take or cause to be taken all action necessary to effect the filing of an Amended and Restated Certificate of Incorporation, in form and substance reasonably satisfactory to Buyer and the Sellers (the "Amended Charter"), immediately prior to the Closing as herein contemplated.

           5.5. Consents; Cooperation. Subject to the terms and conditions hereof, Sellers, the Company and Buyer will use their reasonable efforts:

           (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, any governmental, administrative or judicial authority or any other Person that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

           (b)  to defend, consistent with applicable
      principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons

      (including governmental authorities) challenging this
      Agreement or the transactions contemplated hereby;

           (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

           (d) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

           5.6. Additional Agreement. Notwithstanding the provisions of Section 5.5(a) hereof, Buyer will use reasonable efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transactions contemplated hereby and take or cause to be taken all such action as may reasonably be required in order to consummate the transactions contemplated hereby under applicable antitrust and other laws and regulations regarding competition, including, without limitation, promptly (i) taking all steps reasonably necessary to secure government antitrust clearance,
(ii) taking all reasonable steps to make arrangements for or to effect the sale or other disposition of assets, voting securities or business of Buyer, any of its subsidiaries or the Company, the ownership of which causes any governmental authority to withhold such clearance, and (iii) entering into a hold-separate agreement with government authorities pending such sale or other disposition of assets, voting securities or business of Buyer, any of its subsidiaries, the Company, including without limitation pursuant to a trust or other arrangement that restricts, limits or prohibits access by Buyer to any business or subsidiary of Buyer to the Company or to the voting shares or capital stock thereof.

           5.7. Notification of Certain Matters. Between the date hereof and the Closing, Sellers, the Company and Buyer will give prompt notice in writing to the other of: (i) any information known to Sellers, the Company or Buyer that indicates that any representation or warranty of the Sellers, the Company or Buyer, as the case may be, contained herein will not be true and correct in any material respect as of the Closing and (ii) the occurrence of any event known to Sellers, the Company or Buyer which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in
Section 6 or 7 hereof.

           5.8.  Hart-Scott-Rodino. As soon as practicable
(but in no event later than 10 days) after the date hereof, Buyer and the Company will prepare and file all documents with the Federal Trade Commission and the United States Department of Justice that are required to comply with the HSR Act. The Company and Buyer will promptly respond to any "second request" made in connection with such filings and will promptly furnish all materials requested by any of the regulatory agencies having jurisdiction over such filings.

           5.9.  Further Assurances. Any time after the
Closing, Sellers and Buyer will, and Buyer will cause the Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Sellers, as the case may be, to satisfy or in connection with its obligations hereunder.

           5.10. Retention of Books and Records. For a period of six years after the Closing Date (or in the case of books, records and other documents relating to Taxes until the expiration of the applicable statute of limitations), Buyer will cause the Company to retain all books, records and other documents pertaining to the Company in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Sellers or their representatives, at such Sellers' expense, upon reasonable notice. No such books, records or documents will be destroyed by Buyer or the Company without first advising Sellers in writing and providing Sellers a reasonable opportunity to obtain possession or make copies thereof at such Seller's expense.

           5.11. Personnel. For one year after the Closing, Buyer shall cause the Company to continue in effect its Employee Benefit Plans as are in effect on the date hereof; provided, however, that the Company may replace or amend any such Employee Benefit Plan if the benefits thereafter provided are at least comparable to those provided prior to the Closing and the costs to the employees therefor are not appreciably increased.

           5.12. Conduct of Business Prior to the Closing.
From the date hereof to the Closing, Sellers shall cause the business of the Company and each of its Subsidiaries to be conducted in the ordinary course and shall cause the Company and each of its Subsidiaries to use their commercially reasonable efforts to preserve the current business organization and existing business relationships. In addition, Sellers shall not cause or permit the Company or any of its Subsidiaries to do any of the following without the prior written consent of Buyer:

           (a) except as contemplated by this Agreement, amend its Certificate of Incorporation or By-Laws;

           (b) except as set forth in Section 5.12 of the Disclosure Schedule, make or grant any increase in compensation or employee benefits or in severance or termination pay to, any officer, executive officer, employee, director, agent or consultant, or enter into any employment agreement with any executive officer or other individual, except as may be required under employment, collective bargaining or termination agreements in effect on the date hereof or, solely with respect to employees other than officers, executive officers and directors, in the ordinary course of business;

           (c) except as set forth in Section 5.12 of the Disclosure Schedule, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, other than in the ordinary course of business, any assets which are material, individually or in the aggregate, to the Company;

           (d) except as set forth in Section 5.12 of the Disclosure Schedule, sell, pledge, mortgage, assign, lease, give a security interest in or otherwise encumber or dispose of, or agree to do any of the foregoing with respect to, any of its assets, except in the ordinary course of business;

           (e) except in the ordinary course of business, enter into or amend any other commitment, contractual obligation or transaction which calls for aggregate payments in excess of $100,000 and which does not expire or is not terminable without cost or penalty at the Company's option within a 180 day period;

           (f) except in the ordinary course of business, accelerate the receipt of amounts due with respect to the Company's trade accounts receivable or any other accounts receivable;

           (g) except in the ordinary course of business, lengthen the period for payment of the Company's accounts payable;

           (h)  (i) declare, set aside, pay or make any
      dividend or other distribution or payment (whether in cash, stock or property) with respect to, or, except as contemplated by this Agreement, purchase or redeem, any shares of capital stock, or (ii) make any other payments or benefits to Insiders, other than payments contemplated by this Agreement or under any employment arrangement in existence on the date hereof;

           (i) except as set forth in Section 5.12 of the Disclosure Schedule, (i) incur any Debt (excluding for this purpose any interest, fees or premiums accruing on Debt outstanding on the date hereof and borrowings in the ordinary course of business for seasonal working capital needs under the Revolving Facility and any interest, fees and premiums thereon), (ii) prepay any interest on any Debt, (iii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company or (iv) issue any shares of capital stock of the Company;

           (j) except as set forth in Section 5.12 of the Disclosure Schedule, make or agree to make any new capital expenditure or capital expenditures in excess of $100,000 in the aggregate, except in the ordinary course of business; or

           (k) except as set forth in Section 5.12 of the Disclosure Schedule, except in the ordinary course of business or except as is not likely to have a Material Adverse Effect, modify, amend or terminate any Material Agreement.

           5.13. Sellers' Rights with Respect to Resales. In the event that a Transfer (as defined below) occurs at any time during the period commencing on the Closing Date and ending on the date which is eighteen months from the Closing Date (the

"Resale Period"), the Buyer agrees to pay or cause to be paid to the Sellers an aggregate amount equal to (i) if such Transfer occurs on or prior to the first anniversary of the Closing Date (the "First Period"), 75% of the Resale Profit (as defined below) on such Transfer, or (ii) in all other cases, 50% of the Resale Profit on such Transfer, such amount to be paid in the same form as the Transfer Consideration upon consummation of any such Transfer such that the Sellers shall receive such percentage of the Resale Profit in the kind and amount of cash, securities and other property that they would have been entitled to receive had they been holders of shares of capital stock of the Company immediately prior to consummation of such Transfer. Buyer will not, by amendment of the Company's charter or through a reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 5.13, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Sellers to receive any Resale Profit. A Transfer consummated after the expiration of the Resale Period or the First Period shall be deemed to have occurred during the Resale Period or the First Period, as the case may be, and Resale Profit shall be payable to the Sellers in respect of such a Transfer, if such Transfer was effected pursuant to an agreement, arrangement or understanding entered into prior to the expiration of the Resale Period or the First Period, as the case may be.

           For purposes of this Section 5.13, the following terms have the meanings set forth below:

           "Resale Profit" means, with respect to any Transfer, an amount equal to the excess, if any, of (I) the sum of (a) the aggregate value of the Transfer Consideration received by, payable to or inuring to the benefit of, the Buyer and its Affiliates, directly or indirectly, as a result of such Transfer, plus (b) the value of any dividends or distributions of any kind paid, at any time following the Closing, in respect of the Recapitalization Shares or any other equity interests in the Company held by the Buyer or its Affiliates or upon any redemption or repurchase of such shares or equity interests, over
(II) the sum of (x) $75,000,000 less the value of the Retained Shares, plus (y) the fees and expenses incurred by Buyer in connection with such Transfer, plus (z) any additional equity capital contributed to the Company or its Subsidiaries by the Buyer or its Affiliates following the Closing.

           "Transfer" means any sale, conveyance, assignment, disposition or other transfer, other than to an Affiliate of any of the Buyer who agrees in writing to be bound by the provisions of this Section 5.13, in one or a series of related transactions, of (i) all or substantially all of the assets or stock of the Company and its Subsidiaries, taken as a whole (whether by sale of stock or assets, merger, consolidation or otherwise), (ii) the consummation of any transaction (other than the sale of shares of capital stock of the Company or any Affiliate of the Company in an underwritten public offering but including, without limitation, any merger or consolidation) the result of which is that the Buyer ceases to be the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 12d-5 under the Securities Exchange Act of 1934) of a majority of the voting capital stock of the Company. Notwithstanding the foregoing, a pledge or assignment of interests or assets of Buyer or the Company to a lender in the ordinary course of business (and the subsequent exercise of remedies by such lender) shall not constitute a Transfer for purposes of this Section 5.13.

           "Transfer Consideration" means the value of all cash, securities and other property paid, or to be paid, directly or indirectly, by an acquiror to the Buyer, its Affiliates or the Company in connection with the Transfer. The value of any non-cash consideration shall be the fair market value of such consideration, as determined in good faith by the Board of Directors of the Company. Transfer Consideration shall also include the aggregate amount of any liabilities assumed or paid, directly or indirectly, by the acquiror.

           5.14. Transfer Taxes. The Company shall properly prepare and file on a timely basis any transfer Tax Returns required in connection with the transactions described in this Agreement, including, without limitation, any real property, personal property or gains Tax Returns, and shall pay any Taxes shown as due thereon.

           5.15.   Landlord Consents. Sellers shall use
commercially reasonable efforts to obtain the landlord lease consents set forth on Section 5.15 of the Disclosure Schedule, in a form reasonably acceptable to Buyer; provided, however, that the receipt of any or all of such landlord lease consents shall not be a condition to the Closing under this Agreement.

           5.16. Retention of Shares. At the Closing, the Sellers shall retain such number of Common Shares as is set forth opposite their respective names on Exhibit B hereto, which immediately following the Closing will constitute twelve percent (12%) of all of the outstanding common equity securities of the Company and all of the outstanding common equity securities of the Company other than the Recapitalization Shares. In the aggregate, the Retained Shares shall represent 12% of the voting power in the Company upon the Closing. For purposes of this Agreement, the value of Retained Shares shall be $9,000,000.

           5.17. Termination of Existing Shareholder Agreement. Each of the Sellers and the Company hereby agree to terminate the Agreement, dated as of April 18, 1997, by and among the Company and the stockholders of the Company listed on the signature pages thereof, and if requested by Buyer, any agreement between any Seller or any entity controlled by a Seller, on the one hand, and the Company or any Subsidiary, on the other hand, effective as of, and conditioned upon, the Closing.

           5.18.  Indemnification. From and after the
Closing Date, the Company shall indemnify each present and former director and officer of the Company and its Subsidiaries from any and all claims arising out of or in connection with activities in such capacity to the fullest extent provided under New York law, and in addition, to the fullest extend provided in their respective articles of incorporation, charters or by-laws, as applicable, which obligations shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Without limiting the foregoing, after the Closing Date, the Company shall advance expenses (including reasonable attorneys' fees and expenses) incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

SECTION  6.   CONDITIONS TO THE OBLIGATIONS OF BUYER
              --------------------------------------

           The obligations of Buyer required to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer:

           6.1. Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in
Section 3 of this Agreement will be true and correct as of the Closing (except for those that are made as of a certain time, which shall be true and correct as of such time and provided that, for this purpose only, no effect shall be given to any materiality qualifiers contained in such representations and warranties), except for changes contemplated by this Agreement and failures to be true and correct that do not, in the aggregate, result in a Material Adverse Effect. Each obligation of Sellers required by this Agreement to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects at the Closing provided that the covenants contained in Section 2.3(d)(i) will have been complied with in all respects. At the Closing, Buyer will have received certificates, dated the Closing Date and duly executed by or on behalf of each of the Sellers, to the effect that the conditions set forth in the preceding sentences have been satisfied.

           6.2. Hart-Scott-Rodino. Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated.

           6.3.  Opinion of Sellers' Counsel. Buyer will
have been furnished with the opinion of Willkie Farr & Gallagher, dated the Closing Date, addressed to Buyer, in form and substance reasonably satisfactory to Buyer with respect to (i) the first sentence of Section 3.1, (ii) the first two sentences of Section
3.3 and (iii) the first four sentences of Section 3.4. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by Sellers and officers of the Company and by government officials and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for such opinion.

           6.4.  Absence of Injunction. No order, stay,
judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

           6.5.  Directors. Buyer will have received the
written resignation of any director of the Company or any Subsidiary of the Company (or such directors will have otherwise been removed) whose resignation it has requested.

           6.6. Certificates. Sellers and the Company will have furnished Buyer with such certificates of their respective officers and others as Buyer may reasonably request to evidence satisfaction of the conditions set forth in this Section 6, such certificates to be made without personal liability of such officer or other person signing such certificate.

           6.7. Shareholder Approval. The shareholders of the Company shall have approved in form and substance reasonably satisfactory to Buyer and to the Company, in order to take advantage of the exemption provided in Section 280G(b)(5) of the Code, all payments and benefits that may be deemed to constitute parachute payments under Section 280G of the Code, in connection with the transactions contemplated hereby.

SECTION  7.  CONDITIONS TO THE OBLIGATIONS OF SELLERS
             ----------------------------------------

           The obligations of the Sellers to be performed by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Sellers:

           7.1.  Representations and Warranties; Covenants.
The representations and warranties of Buyer contained in this Agreement will be true and correct as of the Closing (except for those made as of a certain date, which shall be true and correct as of such date), except for changes contemplated by this Agreement and failures to be true and correct that do not result in a material adverse effect on Buyer. Each obligation of Buyer required by this Agreement to be performed by it at or prior to the Closing will have been duly performed in all material respects at or prior to the Closing except that the obligations of Buyer pursuant to Section 2.3(g) shall be performed in all respects. At the Closing, Sellers will have received a certificate, dated the Closing Date and duly executed by an executive officer of Buyer (without personal liability to such officer) to the effect that the conditions set forth in the preceding sentences have been satisfied.

           7.2. Hart-Scott-Rodino. Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated.

           7.3. Opinion of Buyer's Counsel. Sellers will have been furnished with the opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Buyer, dated the Closing Date, addressed to Sellers, in form and substance reasonably satisfactory to Sellers with respect to (i) the first sentence of Section 4.1 and (ii) the first three sentences of Section 4.2. In rendering their opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Buyer and by government officials, and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for their opinion.

           7.4.  Absence of Injunction. No order, stay,
judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

           7.5. Certificates. Buyer will have furnished Sellers with such certificates of its officers and others as Sellers may reasonably request to evidence satisfaction of the conditions set forth in this Section 7, such certificates to be made without personal liability of such officer or other person signing such certificate.

           7.6.  Employment/Consulting Agreement. The
Company shall have executed and delivered the Employment/Consulting and Non-Compete Agreement with Arthur
Cinader in substantially the form of Exhibit C hereto (the
"Employment/Consulting Agreement").

SECTION  8.   TERMINATION
              -----------

            8.1.  Termination. This Agreement may be
terminated at any time prior to the Closing:

            (a)  by mutual consent of Buyer and Sellers;

            (b)  by Buyer, on or after the date 100 days
      from the date hereof, if any condition contained in Section 6 (other than those requiring a Closing Delivery), has not been satisfied or waived; by Sellers, on or after the date
      100 days from the date hereof, if any condition contained in Section 7 (other than those requiring a Closing Delivery), has not been satisfied or waived; or

           (c) by Buyer or Sellers, if any court of competent jurisdiction or other governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable.

           If Buyer or Sellers terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

            8.2.  Effect of Termination.

            (a)  Upon termination of this Agreement
      pursuant to Section 8.1 hereof, except as provided in clause (b) below:

                (i) this Agreement will forthwith become null and void;

                (ii)  such termination will be the sole
                      remedy with respect to any breach of any representation or warranty contained in or made pursuant to this Agreement, and

                (iii) no party hereto or any of their
                      respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability or obligation hereunder or with respect hereto.

           (b)  The provisions of clause (a) above
      notwithstanding, no party will be relieved of liability for any willful breach of this Agreement.

SECTION  9.   SURVIVAL AND INDEMNIFICATION
              ----------------------------

           9.1.  Survival. Notwithstanding any otherwise
applicable statute of limitations, no claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty of the parties contained herein may be made more than one year after the Closing Date.

           9.2.  Sellers' Indemnification.

           (a) Sellers, severally but not jointly, subject to the limitations set forth in this Section 9, will indemnify Buyer against and in respect of any and all Losses, other than Losses to the extent recoverable by Buyer or the Company under any applicable insurance policy and net of the present value of any tax benefit to Buyer or the Company as a result of such Losses, which are incurred by Buyer by reason of (i) the breach of any representation or warranty made by Sellers in Section 3 of this Agreement or
      (ii) of any breach of a covenant made by Sellers in this Agreement.

           (b) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 9.2(b)), (i) the aggregate liability of Sellers pursuant to Section 9.2(a) will not exceed ten percent of the Sellers Redemption Price; (ii) Sellers will have no liability or obligation to Buyer pursuant to this Section
      9.2 or otherwise for any Losses arising out of any breach of any representation or warranty made in this Agreement if
      (x) disclosed in this Agreement or the Disclosure Schedule hereto or (y) Buyer had knowledge of such breach as a result of the disclosures made in this Agreement or in the Disclosure Schedule hereto and (iii) Buyer will not be entitled to recover consequential damages pursuant to this
      Section 9.2. Notwithstanding the above, the limitations of this Section 9.2(b) shall not apply to a breach of Sellers' representations and warranties contained in the last sentence of Section 3.3, clause (vi) of Section 3.6 or in
      Section 3.17, in which event, the aggregate liability of Sellers under this Section 9.2 shall in no event exceed the Sellers Redemption Price.

           (c) Buyer may make no claim for indemnification pursuant to Section 9.2(a), (i) unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to Sellers during the survival period set forth in
      Section 9.1; and (ii) until such claims for which Losses are otherwise recoverable hereunder by

      Buyer are in excess of (x) in the case of Losses incurred by reason of a breach of Section 3.17 hereof, the excess, if any, of (i) $100,000 over (ii) the amount by which the aggregate of the amounts set forth on the officer's certificate delivered pursuant to Section 2.2(c) exceeds the aggregate of the amounts set forth on Exhibit A or (y) in all other cases, the aggregate of 2% of the Sellers
      Redemption Price (other than Losses to the extent recoverable by Buyer or the Company under any applicable insurance policy and net of the present value of any tax benefit to Buyer or the Company as a result of such Losses) and all reserves and accruals reflected on the Financial Statements, after which Buyer will be entitled to make any such claim for amounts in excess of such threshold, and
      (iii) unless the amount of such claim as finally determined exceeds $10,000; provided, however, that the limitations set forth in this clause (c) shall not apply to Losses incurred by reason of a breach of the representations and warranties contained in the last sentence of Section 3.3, clause (vi) of Section 3.6 or in Section 3.17 (except that in the case of a breach of Section 3.17 the limitations set forth in clauses (c)(i) and (c)(ii)(x) shall apply).
      Nothing in this clause (c) shall affect the adjustment provision relating to the Sellers Redemption Price under clause (c) of Section 2.2 hereof.

           (d)  Any payment pursuant to this Section 9,
      made by Sellers to Buyer, will be deemed an adjustment to the Sellers Redemption Price.

           (e) The rights of the Buyer under Section 8.1 and this Section 9.2 shall be the exclusive remedy of Buyer with respect to breaches by Sellers of the representations and warranties or covenants contained in this Agreement. Buyer, on behalf of itself and its Affiliates (and its partners, officers, directors and employees), hereby (i) waives and releases each of the Sellers and their respective Affiliates (and their shareholders, officers, directors and employees) from any statutory or other rights of contribution or indemnity (except as set forth in this Section 9.2) with respect to Sellers' ownership of the Common Shares and the Preferred Shares or operation of, or otherwise relating to, the Company and (ii) waives and releases all rights of subrogation with respect to claims relating thereto.

           (f)  In the event that any of the Sellers is
      obligated to indemnify Buyer pursuant to this Section 9, such Seller will, upon payment of such indemnity, be subrogated to all rights of Buyer with respect to claims to which such indemnification relates.

          9.3.  Buyer's Indemnification.

          (a)  Buyer, subject to the limitations set
      forth in this Section, will indemnify the Sellers against and in respect of any and all Losses, other than Losses to the extent recoverable by Sellers under any applicable insurance policy and net of the present value of any tax benefit to Sellers as a result of such Losses, which may be incurred by reason of (i) the breach of any representation or warranty made by Buyer in Section 4 hereof or (ii) any breach of any covenant made by Buyer in this Agreement. Buyer will so indemnify the Sellers as a result of Losses which may be incurred by such Sellers arising out of the operations of the Company after the Closing Date.

          (b) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 9.3(b)), (i) the aggregate liability of Buyer pursuant to Section 9.3(a) will not exceed ten percent of the Sellers Redemption Price; (ii) Buyer will have no liability or obligation to Sellers pursuant to Section 9.3(a) or otherwise for any Losses arising out of any breach by Buyer of any representation or warranty made in this Agreement if (x) disclosed in this Agreement or the Disclosure Schedule hereto or (y) Sellers had Knowledge of such breach as a result of the disclosures made in this Agreement or in the Disclosure Schedule hereto and (iii) Sellers will be entitled to recover no consequential damages pursuant to this Section 9.3. Notwithstanding the above, the limitations of this Section 9.3(b) shall not apply to a breach of Buyer covenants contained in Section
      2.1 or 2.3(g).

          (c) No claim for indemnification may be made by Sellers pursuant to Section 9.3(a)(i), (i) unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to Buyer during the survival period set forth in Section 9.1, and (ii) until such claims for which Losses are otherwise recoverable hereunder by Sellers are in excess of the aggregate of 2% of the Sellers Redemption Price (other than Losses to the extent recoverable by Sellers under any applicable insurance policy and net of the present value of any tax benefit to Sellers as a result of such Losses) after which such Sellers will be entitled to make any such claim for amounts in excess of such threshold, and (iii) unless the amount of such claim as finally determined exceeds $10,000.

           (d)  Any payment pursuant to this Section 9,
      made by Buyer to Sellers will be deemed an adjustment to the Sellers Redemption Price.

           (e)  The rights of Sellers under this Section
      9.3 will be the exclusive remedy of such Sellers with respect to breaches by Buyer of representations and warranties or covenants contained in or made pursuant to this Agreement.

           (f)  In the event that Buyer is obligated to
      indemnify Sellers pursuant to this Section 9, Buyer will, upon payment of such indemnity, be subrogated to all rights of Sellers with respect to claims to which such indemnification relates.

           9.4. Claims by Third Parties. Other than in the case of any Tax Claim, which shall be governed by Section 9.5 of this Agreement, if a party to this Agreement seeks indemnity hereunder with respect to a claim by a third party:

           (a)  For the purposes of this Section 9.4,
      "Third Party Claim" means any demand which has been made on, or communicated to Buyer, Sellers or the Company by or on behalf of any Person other than the entities aforementioned in this Subsection 9.4(a) and which, if maintained or enforced, might result in a claim for indemnification in the nature described in Section 9.2 or
      9.3 of this Agreement being made.

           (b)  Promptly upon receipt by Indemnitee of
      notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the Indemnitor, the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

           (c) The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Subsection 9.2 (c) or 9.3(c), as the case may be, to assume the control of the defense, compromise or settlement of the Third Party Claim.

           (d)  Upon the assumption of control by the
      Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defense, compromise or settlement of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection therewith, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defense, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation.

          (e)  The final determination of any such Third
      Party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third
      Party Claim against the Indemnitor hereunder.

          (f) Should the Indemnitor fail to give notice to the Indemnitee as provided in clause (c) hereof or in the event the Indemnitor declines to undertake the defense of any Third Party Claim, action or proceeding when first notified thereof, the Indemnitee shall keep the Indemnitor advised as to the current status and progress thereof. The Indemnitee agrees not to make any offer of settlement without first having provided five (5) days advance written notice thereof to the Indemnitor.

          (g) In the event the Indemnitor undertakes the defense of any such claim, action or proceeding, the Indemnitee shall nevertheless be entitled to participate in (but not direct) the defense thereof with counsel of its own choice and at its own expense, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof; provided, however, that any decision to settle any such claim, action or proceeding shall be at the Indemnitor's sole discretion. From and after delivery of the notice referred to in Section 9.4(c) above, the Indemnitor shall be relieved of the obligation to reimburse the Indemnitee for any other legal, accounting or other out-of-pocket costs and expenses thereafter incurred by the Indemnitee with respect to the defense of such claim, action or proceeding notwithstanding any participation by the Indemnitee therein.

          (h)  If the Indemnitee subsequently recovers
      all or part of the Third Party Claim from any other person legally obligated to pay the claim, the Indemnitee shall forthwith repay to the Indemnitor the amounts recovered up to an amount not exceeding the payment made by the Indemnitor to the Indemnitee by way of indemnity.

           9.5. Tax Claims of the Buyer. If a claim is made by any Tax authority which, if successful, would result in a breach of a representation or warranty contained in Section 3.7 hereof and is likely to result in an indemnity payment to Buyer pursuant to
Section 9.2 of this Agreement, Buyer shall notify Sellers of such claim (a "Tax Claim"), stating the nature and basis of such claim and the amount thereof, to the extent known. Sellers will have the right, at their option, upon timely notice to Buyer, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a taxable period that begins before but ends after the Closing Date (a "Straddle Period")) with its own counsel, provided, however, such counsel is reasonably satisfactory to Buyer. Sellers' right to control a Tax Claim will be limited to amounts in dispute for which Sellers would be liable pursuant to Section 9.2 of this Agreement. Costs of such Tax Claims are to be borne by Sellers unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. Buyer and the Company shall cooperate with Sellers in contesting any Tax Claim, which cooperation shall include the retention and, upon Sellers' request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, Sellers shall neither consent nor agree (nor cause the Company to consent or agree) to the settlement of any Tax Claim with respect to any liability for

Taxes that is likely to affect the liability for any state or federal income tax of the Company or any affiliated group (as defined in Section 1504(a) of the Code) of which the Company is a member for any taxable period ending subsequent to the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer and Seller shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company.

SECTION  10.    MISCELLANEOUS

           10.1 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.

           10.2. Notices. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given:

           (a) if delivered by hand to an officer or agent of such party at its address given below; or

           (b) if delivered by facsimile transmission, to such party at its address given below.

           The address of each party for the purposes of this Agreement is as follows:

           If to Sellers, to the addresses specified on Schedule B hereto;

           With a copy to:

           Willkie Farr and Gallagher
           153 East 53rd Street
           New York, New York  10022
           Fax No.  (212) 821-8111

           Attention:  Jack H. Nusbaum, Esq.
                       Daniel D. Rubino, Esq.

           If to Buyer:

           TPG Partners II, L.P.
           201 Main Street
           Suite 2420
           Fort Worth, Texas 76102
           Fax No.  (817) 871-4010

           Attention:  Richard Ekleberry, Esq.

           With a copy to:

           Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, New York 10006
           Fax No. (212) 225-3999

           Attention:  Paul J. Shim, Esq.



           Either party may by notice to the other change its address for notice and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand and by facsimile.

           Notices so given will be deemed to be given and received:

           (c)  on the date of delivery, if delivered by hand; and

           (d) 24 hours from the time of the transmission if sent by facsimile.

           10.3.  Assignment. This Agreement and all
provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party; and, provided further, that no party hereto or successor or assignee has the ability to subrogate any other person to any right or obligation under this Agreement.

          10.4. Entire Agreement. This Agreement (including the Disclosure Schedule, Schedules and Exhibits hereto and thereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto (other than the Confidentiality Agreement, which will terminate at the Closing). There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein.

           10.5.  Amendment; Waiver.

           (a)  This Agreement may only be amended or
      modified in writing signed on behalf of each of the parties hereto.

           (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party or parties hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

           10.6.  Counterparts. This Agreement may be
executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

           10.7.  Governing Law. This agreement will be
governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

           10.8. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Sellers and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

           10.9. Consent to Jurisdiction. Buyer and Sellers hereby submit to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or Sellers by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.2 hereof.

           10.10. Third Person Beneficiaries. This Agreement is not intended to confer upon any other Person other than the parties hereto, any rights or remedies hereunder.

           10.11. Representations and Warranties; Disclosure Schedule. Neither the specification of any dollar amount in the representations and warranties set forth in Section 3 nor the indemnification provisions of Section 9 nor the inclusion of any items in the Disclosure Schedule to this Agreement will be deemed to constitute an admission by Sellers or Buyer, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in any section of the Disclosure Schedule to this Agreement are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each of the other sections of the Disclosure Schedule to this Agreement to which they may be relevant. For purposes of this Agreement, the determination as to whether any item, event, circumstance or amount is "material" shall be made with reference to the Company and its Subsidiaries, taken as a whole, and references to "Material Adverse Effect" shall be deemed to be qualified by "individually or in the aggregate."

           10.12. United States Dollars. All dollar amounts referred to herein will be in lawful currency of the United
States of America.

           10.13.  Expenses. Except as otherwise provided
herein, each of the parties hereto shall bear its own costs and expenses

(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

           10.14.  Liquidated Damages. Notwithstanding
anything to the contrary contained in this Agreement, in the event that the Buyer shall fail to consummate the transactions contemplated by this Agreement on or before the Closing Deadline for any reason whatsoever, other than the Sellers' failure to deliver the Redeemed Shares, the Buyer shall pay to the Company $10,000,000 in cash. Such amount is in the nature of liquidated damages and does not constitute a penalty. The parties agree that the amount provided for in this Section 10.14 is reasonably intended to compensate the Company for its expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the Buyer's failure to consummate the transactions contemplated hereby and, upon payment of such amount by the Buyer, the Company and the Sellers waive any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agree that they shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach by Buyer of this Agreement, other than such $10,000,000.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

J. CREW GROUP, INC.

By:________________________            ___________________________
   Name:                               Arthur Cinader
   Title:



---------------------------            ---------------------------
Emily Woods                            Abigail Cinader



---------------------------            ---------------------------
Arthur Cinader, Jr.                    Maud Bryt



---------------------------            ---------------------------
Saul Charles                           Edna Charles



---------------------------            ---------------------------
Linda Charles Fishman                  Amy Charles



___________________________            TRUST U/A DATED DECEMBER 29, 1992,
Robert Charles                         F/B/O ARTHUR CINADER FAMILY,
                                       BETWEEN ARTHUR CINADER, AS GRANTOR
                                       AND MICHAEL S. INSEL, AS TRUSTEE


                                       By:________________________
                                          Michael S. Insel, Trustee

TRUST U/A DATED DECEMBER 30, 1959      TRUST U/A DATED JUNE 14, 1955,
F/B/O JOHN MITCHELL CINADER,           F/B/O OYER FAMILY, BETWEEN MITCHELL
BETWEEN ARTHUR CINADER, AS GRANTOR     CINADER, AS GRANTOR AND ALICE OYER,
AND ALICE OYER, CALVIN OYER AND        ARTHUR CINADER AND SADIE
SADIE CINADER, AS TRUSTEES             CINADER,  AS TRUSTEES


By:________________________            By:________________________
   Alice Oyer, Trustee                    Arthur Cinader, Trustee


By:________________________            By:________________________
   Calvin Oyer, Trustee                   Alice Oyer, Trustee




                                       ARTHUR CINADER CHARITABLE REMAINDER
                                       UNITRUST U/A DATED APRIL 25, 1997,
                                       BETWEEN ARTHUR CINADER, AS GRANTOR
                                       AND JOHANNA CINADER AND JOSH S.
                                       WESTON, AS TRUSTEES


                                       By:________________________
                                          Johanna Cinader, Trustee


                                       By:________________________
                                          Josh S. Weston, Trustee


                                       TPG PARTNERS II, L.P.

                                       By:  TPG Genpar II, L.P.

                                       By:  TPG Advisors II, Inc.


                                       By:________________________
                                           Name:
                                           Title: